Exhibit 10.2

EXECUTION COPY

SECURITY AGREEMENT

Dated November 15, 2006

From

The Grantors referred to herein

as Grantors

to

MORGAN STANLEY & CO. INCORPORATED

as Collateral Agent

i

Section 23.	Notices, Etc.	25

Section 24.	Continuing Security Interest; Assignments under the Credit Agreement	25

Section 25.	Release; Termination	25

Section 26.	Execution in Counterparts	26

Section 27.	Governing Law	26

Section 28.	Conflict.	26

Schedules

Schedule I	—	Investment Property
Schedule II	—	Pledged Deposit Accounts
Schedule III	—	Assigned Agreements
Schedule IV	—	Intellectual Property
Schedule V	—	Commercial Tort Claims
Schedule VI	—	Location, Chief Executive Office, Type of Organization, Jurisdiction of Organization and Organizational Identification Number
Schedule VII	—	Changes in Name, Location, Etc.
Schedule VIII	—	Locations of Equipment and Inventory
Schedule IX	—	Letters of Credit

Exhibits

Exhibit A	—	Form of Consent and Agreement
Exhibit B	—	Form of Intellectual Property Security Agreement
Exhibit C	—	Form of Intellectual Property Security Agreement Supplement
Exhibit D	—	Form of Security Agreement Supplement

ii

SECURITY AGREEMENT

SECURITY AGREEMENT dated November 15, 2006 made by COLLECT ACQUISITION CORP., a Pennsylvania corporation ( “Collect”), NCO FINANCIAL SYSTEMS, INC., a Pennsylvania corporation (together with Collect, the “Borrower”), COLLECT HOLDINGS, INC., a Delaware corporation, (the “Parent”) and the Subsidiary Guarantors (as defined in the Credit Agreement (as hereinafter defined)) and the other Persons listed on the signature pages hereof (the Borrower and the Persons so listed being, collectively, the “Grantors”), to MORGAN STANLEY & CO. INCORPORATED (“MS&Co”), as collateral agent (in such capacity, together with any successor collateral agent appointed pursuant to Article VII of the Credit Agreement (as hereinafter defined), the “Collateral Agent”) for the Secured Parties (as defined in the Credit Agreement).

PRELIMINARY STATEMENTS.

(1) The Borrower has entered into a Credit Agreement dated as of November 15, 2006 (said Agreement, as it may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”) with the Lender Parties and the Agents (each as defined therein).

(2) Each Grantor is the owner of the shares of stock or other Equity Interests (the “Initial Pledged Equity”) set forth opposite such Grantor’s name on and as otherwise described in Part I of Schedule I hereto and issued by the Persons named therein and of the indebtedness (the “Initial Pledged Debt”) set forth opposite such Grantor’s name on and as otherwise described in Part II of Schedule I hereto and issued by the obligors named therein.

(3) Each Grantor is the owner of the deposit accounts required to be subject to a Deposit Control Agreement under this Agreement (the “Pledged Deposit Accounts”) set forth opposite such Grantor’s name on Schedule II hereto.

(4) The Borrower has opened a collateral deposit account, Account No. 6218221249 (the “Collateral Account”), with Citizens’ Bank of Pennsylvania, in the name of the Collateral Agent and under the sole control and dominion of the Collateral Agent and subject to the terms of this Agreement.

(5) It is a condition precedent to the making of Advances and the issuance of Letters of Credit by the Lender Parties under the Credit Agreement and the entry into Secured Hedge Agreements by the Hedge Banks from time to time that the Grantors shall have granted the security interest contemplated by this Agreement. Each Grantor will derive substantial direct and indirect benefit from the transactions contemplated by the Loan Documents.

(6) Terms defined in the Credit Agreement and not otherwise defined in this Agreement are used in this Agreement as defined in the Credit Agreement. Further, unless otherwise defined in this Agreement or in the Credit Agreement, terms defined in Article 8 or 9 of the UCC (as defined below) are used in this Agreement as such terms are defined in such Article 8 or 9. “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non perfection or the priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non perfection or priority.

NOW, THEREFORE, in consideration of the premises and in order to induce the Lender Parties to make Advances and issue Letters of Credit under the Credit Agreement and to induce the Hedge Banks to enter into Secured Hedge Agreements from time to time, each Grantor hereby agrees with the Collateral Agent for the ratable benefit of the Secured Parties as follows:

Section 1. Grant of Security. Each Grantor hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in such Grantor’s right, title and interest in and to the following, in each case, as to each type of property described below, whether now owned or hereafter acquired by such Grantor, wherever located, and whether now or hereafter existing or arising (collectively, the “Collateral”):

(a) all equipment in all of its forms, and all parts thereof and all accessions thereto, including, without limitation, computer programs and supporting information that constitute equipment within the meaning of the UCC (any and all such property being the “Equipment”);

(b) all inventory in all of its forms, and all accessions thereto and products thereof and documents therefor, including, without limitation, computer programs and supporting information that constitute inventory within the meaning of the UCC (any and all such property being the “Inventory”);

(c) all accounts, chattel paper (including, without limitation, tangible chattel paper and electronic chattel paper), instruments (including, without limitation, promissory notes), deposit accounts, letter-of-credit rights, general intangibles (including, without limitation, payment intangibles) and other obligations of any kind, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services and whether or not earned by performance, and all rights now or hereafter existing in and to all supporting obligations and in and to all security agreements, mortgages, Liens, leases, letters of credit and other contracts securing or otherwise relating to the foregoing property (any and all of such accounts, chattel paper, instruments, deposit accounts, letter-of-credit rights, general intangibles and other obligations, to the extent not referred to in clause (d) or (f) below, being the “Receivables,” and any and all such supporting obligations, security agreements, mortgages, Liens, leases, letters of credit and other contracts being the “Related Contracts”);

(d) the following (the “Security Collateral”):

(i) the Initial Pledged Equity and the certificates, if any, representing the Initial Pledged Equity, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Equity and all warrants, rights or options issued thereon or with respect thereto;

(ii) the Initial Pledged Debt and the instruments, if any, evidencing the Initial Pledged Debt, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Debt;

(iii) all additional shares of stock and other Equity Interests from time to time acquired by such Grantor in any manner (such shares and other Equity Interests, together with the Initial Pledged Equity, being the “Pledged Equity”), and the certificates, if any, representing such additional shares or other Equity Interests, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares or other Equity Interests and all warrants, rights or options issued thereon or with respect thereto;

(iv) all additional indebtedness from time to time owed to such Grantor (such indebtedness, together with the Initial Pledged Debt, being the “Pledged Debt”) and the instruments, if any, evidencing such indebtedness, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness;

(v) any securities account, all security entitlements with respect to all financial assets from time to time credited to any securities account, and all financial assets, and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such security entitlements or financial assets and all warrants, rights or options issued thereon or with respect thereto; and

(vi) all other investment property (including, without limitation, all (A) securities, whether certificated or uncertificated, (B) security entitlements, (C) securities accounts, (D) commodity contracts and (E) commodity accounts) in which such Grantor has now, or acquires from time to time hereafter, any right, title or interest in any manner, and the certificates or instruments, if any, representing or evidencing such investment property, and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such investment property and all warrants, rights or options issued thereon or with respect thereto;

(e) each of the agreements listed on Schedule III hereto and each limited liability company agreement of any Subsidiary that is a Delaware limited liability company to which such Grantor is now or may hereafter become a party, in each case, as such agreements may be amended, amended and restated, supplemented or otherwise modified from time to time (collectively, the

“Assigned Agreements”), including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements, (iii) claims of such Grantor for damages arising out of or for breach of or default under the Assigned Agreements and (iv) the right of such Grantor to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder (all such Collateral being the “Agreement Collateral”);

(f) the following (collectively, the “Account Collateral”):

(i) the Pledged Deposit Accounts, the Collateral Account and all funds and financial assets from time to time credited thereto (including, without limitation, all Cash Equivalents), and all certificates and instruments, if any, from time to time representing or evidencing the Pledged Deposit Accounts or the Collateral Account;

(ii) all promissory notes, certificates of deposit, checks and other instruments from time to time delivered to or otherwise possessed by the Collateral Agent for or on behalf of such Grantor in substitution for or in addition to any or all of the then existing Account Collateral; and

(iii) all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Account Collateral; and

(g) the following (collectively, the “Intellectual Property Collateral”):

(i) all patents, patent applications, utility models and statutory invention registrations and all inventions claimed therein (“Patents”);

(ii) all trademarks, service marks, domain names, trade dress, logos, designs, slogans, trade names, business names, corporate names and other source identifiers, whether registered or unregistered (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of any such intent-to-use trademark applications, or any trademark registration issuing therefrom, under applicable federal law), together, in each case, with the goodwill symbolized thereby (“Trademarks”);

(iii) all copyrights, including, without limitation, copyrights in Computer Software (as hereinafter defined), internet web sites and the content thereof, whether registered or unregistered (“Copyrights”);

(iv) all computer software, programs and databases (including, without limitation, source code, object code and all related applications and data files), firmware and documentation and materials relating thereto, together with any and all improvements, error corrections, updates and new versions of any of the foregoing (“Computer Software”);

(v) all confidential and proprietary information, including, without limitation, know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information (collectively, “Trade Secrets”), and all other intellectual, industrial and intangible property of any type, including, without limitation, industrial designs and mask works;

(vi) all registrations and applications for registration for any of the foregoing, including, without limitation, those registrations and applications for registration set forth in Schedule IV hereto, together with, as applicable, any reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations thereof;

(vii) all rights in the foregoing provided by international treaties or conventions and all rights corresponding thereto throughout the world;

(viii) all agreements, permits, consents, orders and franchises relating to the license, development, use or disclosure of any of the foregoing to which such Grantor, now or hereafter, is a party or a beneficiary, including, without limitation, the agreements set forth in Schedule IV hereto (“IP Agreements”); and

(ix) any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages;

(h) the commercial tort claims described in Schedule V hereto (together with any commercial tort claims as to which the Grantors have complied with the requirements of Section 15, the “Commercial Tort Claims Collateral”);

(i) all books and records (including, without limitation, customer lists, credit files, printouts and other computer output materials and records) of such Grantor pertaining to any of the Collateral; and

(j) all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in clauses (a) through (i) of this Section 1) and, to the extent not otherwise included, all (A) payments under insurance (whether or not the Collateral Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, and (B) cash.

Section 2. Exclusions. Notwithstanding anything contained herein to the contrary, no Grantor shall be required to pledge (and the terms “Collateral”, “Pledged Equity”, “Security Collateral”, “Receivables” and “Related Contracts” shall not include) (a) (i) any voting Equity Interests in any CFC acquired, owned, or otherwise held by such Grantor that, when aggregated with all of the other shares of stock in such CFC pledged by such Grantor, would result in more than 65% of the shares of stock in such CFC entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2) promulgated under the Code) being pledged to the Collateral Agent for the benefit of the Secured Parties under this Agreement; provided that all of the shares of stock or units or other Equity Interests in such CFC not entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2) promulgated under the Code) shall be pledged by each such Grantor, or (ii) any interests in any partnership, limited liability company or other pass-through entity that owns any voting Equity Interests in any CFC (directly or indirectly through one or more pass-through entities), to the extent that the share of voting Equity Interests in such CFC represented by the pledged interests in such pass-through entity, when aggregated with all other indirectly pledged interests under this subsection (ii) and all directly pledged interests under subsection (i),would exceed 65%, (b) any Equity Interest in any Portfolio Management Subsidiary or Portfolio JV, so long as such pledge shall be expressly prohibited by the agreements governing such Portfolio Management Subsidiary or Portfolio JV, any member, partner or other participant in such Portfolio Management Subsidiary or Portfolio JV, or any Portfolio Management Financing in which such Portfolio Management Subsidiary or Portfolio JV is engaged (any such interest that is subject to such prohibition, the “Excluded Portfolio Interests”), (c) any contract rights under any joint venture or other agreements in respect of any Portfolio Management Financing, the pledge of which to the Collateral Agent for the benefit of the Secured Parties under this Agreement shall be expressly prohibited by the agreements governing such Portfolio Management Financing, any Portfolio Management Subsidiary or Portfolio JV engaged in such Portfolio Management Financing, or any member, partner or other participant in such Portfolio Management Subsidiary or Portfolio JV (any such excluded contract rights, the “Excluded Contract Rights”; and together with the Excluded Portfolio Interests, the “Excluded Interests”), (d) Portfolio Management Assets purchased by such Grantor, which purchase was financed in whole or in part by a Portfolio Financing Transaction, (e) any motor vehicle owned by any Grantor with a value of less than $50,000, (f) any Equity Interests of Horsham Aviation LLC so long as the only assets thereof are aircraft and aircraft-related assets and any Debt owed to Horsham Aviation LLC for the intercompany use of any such aircraft or aircraft-related assets, (g) any trust account maintained solely on behalf of such Grantor’s customers in the ordinary course of business and (h) any lease, license, contract or agreement to which any Grantor is a party (or any rights or interests of such Grantor under any such lease, license, contract or agreement) or any property or assets subject to any such lease, license, contract or agreement (collectively, “Pre-Encumbered Contracts, Rights and Assets”), if and for so long as the grant of a Lien thereon under this Agreement shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of any Grantor therein or (ii) a breach or termination pursuant to the terms of, or a default under, any such lease, licenses, contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or applicable law including the Bankruptcy Law, or principles of equity), provided that such lease, license, contract or agreement was not entered into with a view to avoid the grant of a Lien hereunder, and provided further that if the Administrative Agent shall determine any of such Pre-Encumbered

Contracts, Rights and Assets to be material, such Grantor shall, following the request of the Administrative Agent, use commercially reasonable efforts to obtain consents necessary for the granting of a Lien thereon under this Agreement; provided further that in respect of any interest and contract rights described in clauses (b), (c), (f) and (h) above, in the event that the security interest granted under Section 1 does not attach to such interest or contract rights on the date hereof pursuant to the terms of this Section 2, such security interest shall immediately and automatically attach to the same, without any further action on the part of any party hereto, at such time as the conditions described above which caused the same to be excluded from such grant shall cease to apply thereto.

Section 3. Security for Obligations. This Agreement secures, in the case of each Grantor, the payment of all Obligations of such Grantor now or hereafter existing solely under the Loan Documents and the Secured Hedge Agreements, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise (all such Obligations being the “Secured Obligations”). Without limiting the generality of the foregoing, this Agreement secures, as to each Grantor, the payment of all amounts that constitute part of the Secured Obligations and would be owed by such Grantor to any Secured Party under the Loan Documents or the Secured Hedge Agreements but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Loan Party.

Section 4. Grantors Remain Liable. Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under the contracts and agreements included in such Grantor’s Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Loan Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 5. Delivery and Control of Security Collateral. (a) All certificates or instruments representing or evidencing Security Collateral, other than publicly traded Security Collateral issued by any Person that is not a Loan Party or any Subsidiary with an aggregate value of less than $15,000, shall be delivered to and held by or on behalf of the Collateral Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Collateral Agent; provided that with respect to Pledged Debt of an aggregate principal amount of no more than $1,000,000, no instrument shall be required to be delivered to the Collateral Agent under this clause (a).

(b) With respect to any Security Collateral, other than publicly traded Security Collateral issued by any Person that is not a Loan Party or any Subsidiary with an aggregate value of less than $15,000, that constitutes an uncertificated security, the relevant Grantor will cause the issuer (or, in the case such issuer is not a Subsidiary of any Grantor, use commercially reasonable efforts to cause such issuer) thereof either (i) to register the Collateral Agent as the registered owner of such security or (ii) to agree with such Grantor and the Collateral Agent that such issuer will, upon the occurrence and during the continuance of an Event of Default that has not been waived, comply with instructions with respect to such security originated by the Collateral Agent without further consent of such Grantor, such agreement to be in form and substance reasonably satisfactory to the Collateral Agent (such agreement being an “Uncertificated Security Control Agreement”).

(c) With respect to any securities account and any Security Collateral that constitutes a security entitlement as to which the financial institution acting as Collateral Agent hereunder is not the securities intermediary, the relevant Grantor will cause the securities intermediary with respect to such Account or security entitlement to agree with such Grantor and the Collateral Agent that such securities intermediary will, upon the occurrence and during the continuance of an Event of Default that has not been waived, comply with entitlement orders originated by the Collateral Agent without further consent of such Grantor, such agreement to be in form and substance reasonably satisfactory to the Collateral Agent (a “Securities Account Control Agreement”); provided, however, this Section 5(c) shall not apply to securities accounts with an aggregate balance of no more than $1,000,000.

(d) Upon the request of the Collateral Agent following the occurrence and during the continuance of an Event of Default, each Grantor will notify each issuer of Security Collateral granted by it hereunder that such Security Collateral is subject to the security interest granted hereunder.

Section 6. Maintaining the Account Collateral. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), any Letter of Credit shall be outstanding (unless such Letter of Credit has been collateralized on terms and conditions satisfactory to the applicable Issuing Bank), any Secured Hedge Agreement shall be in effect or any Lender Party shall have any Commitment:

(a) Each Grantor will maintain deposit accounts only with the financial institution acting as Collateral Agent hereunder or with a bank (a “Pledged Account Bank”) that has agreed with such Grantor and the Collateral Agent to comply with instructions originated by the Collateral Agent, upon the occurrence and during the continuance of an Event of Default that has not been waived, directing the disposition of funds in such deposit account without the further consent of such Grantor, such agreement to be in form and substance reasonably satisfactory to the Collateral Agent (a “Deposit Account Control Agreement”); provided, however, this Section 6(a) shall not apply to deposit accounts (i) with an aggregate balance of no more than $1,000,000 at any time; (ii) operated solely for payroll taxes, employee wages and benefit payments; (iii) which the Collateral Agent is the depositary bank; or (iv) any trust account maintained solely on behalf of such Grantor’s customers in the ordinary course of business.

(b) The Collateral Agent may, at any time and without notice to, or consent from, the Grantor, transfer, or direct the transfer of, funds from the Pledged Deposit Accounts to satisfy the Grantor’s obligations under the Loan Documents if an Event of Default shall have occurred and be continuing. Without limiting other rights of the Collateral Agent with respect to the Collateral Account, the Collateral Agent may, at any time and without notice to, or consent from, the Grantor, transfer, or direct the transfer of, funds from the Collateral Account to satisfy the Grantor’s obligations under the Loan Documents if an Event of Default shall have occurred and be continuing.

Section 7. Representations and Warranties. Each Grantor represents and warrants as follows:

(a) Such Grantor’s exact legal name, location, chief executive office, type of organization, jurisdiction of organization and organizational identification number is set forth in Schedule VI hereto. Such Grantor has no trade names that it currently uses (or has used in the past five years) other than as listed on Schedule VI hereto. Within the one year preceding the date hereof, such Grantor has not changed its name, location, chief executive office, type of organization, jurisdiction of organization or organizational identification number from those set forth in Schedule VI hereto except as set forth in Schedule VII hereto.

(b) Such Grantor is the legal and beneficial owner of the Collateral granted or purported to be granted by it free and clear of any Lien, claim, option or right of others, except for the security interest created under this Agreement or permitted under the Credit Agreement. No effective financing statement or other instrument similar in effect covering all or any part of such Collateral or listing such Grantor or any trade name of such Grantor as debtor is on file in any recording office, except such as may have been filed in favor of the Collateral Agent relating to the Loan Documents or as otherwise permitted under the Credit Agreement.

(c) All of the Equipment and Inventory of such Grantor are located at the places specified therefor in Schedule VIII hereto. Such Grantor has exclusive possession and control of its Equipment and Inventory, other than Inventory stored at any leased premises or warehouse for which a landlord’s or warehouseman’s agreement, in form and substance satisfactory to the Collateral Agent, is in effect.

(d) None of the Receivables with an aggregate value in excess of $1,000,000 or any Agreement Collateral is evidenced by a promissory note or other instrument that has not been delivered to the Collateral Agent.

(e) If such Grantor is an issuer of Security Collateral, such Grantor confirms that it has received notice of the security interest granted hereunder.

(f) The Pledged Equity pledged by such Grantor hereunder consisting of Equity Interests in (i) any Loan Party or any of its Subsidiaries has been duly authorized and validly issued and is fully paid and non assessable and (ii) any other entity, to such Grantor’s knowledge, has been duly authorized and validly issued and is fully paid and non assessable. The Pledged Debt pledged by such Grantor hereunder has been duly authorized, authenticated or issued and delivered, is the legal, valid and binding obligation of the issuers thereof, and is not in default. To the extent any Pledged Debt is evidenced by one or more promissory notes, such promissory notes, subject to the proviso in clause (a) of Section 5, have been delivered to the Collateral Agent.

(g) The Initial Pledged Equity pledged by such Grantor consisting of Equity Interests in (i) any Loan Party or any of its Subsidiaries constitutes the percentage of the issued and outstanding Equity Interests of the issuers thereof indicated on Schedule I hereto and (ii) any other entity, to such Grantor’s knowledge, constitutes the percentage of the issued and outstanding Equity Interests of the issuers thereof indicated on Schedule I hereto. The Initial Pledged Debt constitutes all of the outstanding indebtedness owed to such Grantor by the issuers thereof and is outstanding in the principal amount indicated on Schedule I hereto.

(h) Such Grantor has no investment property with a value in excess of $1,000,000, other than the investment property listed on Schedule I hereto and additional investment property as to which such Grantor has complied with the requirements of Section 5.

(i) The Assigned Agreements to which such Grantor is a party, true and complete copies of which have been furnished to the Collateral Agent, have been duly authorized, executed and delivered by all parties thereto, have not been amended, amended and restated, supplemented or otherwise modified (except as so reflected in such amendments, amendments and restatements or supplements, copies of which have been delivered or made available to the Collateral Agent), are in full force and effect and are binding upon and enforceable against all parties thereto in accordance with their terms. There exists no material default under any Assigned Agreement to which such Grantor is a party by any party thereto. Each party to the Assigned Agreements listed on Schedule III hereto to which such Grantor is a party other than the Grantors has executed and delivered to such Grantor a consent, in substantially the form of Exhibit A hereto or otherwise in form and substance reasonably satisfactory to the Collateral Agent, to the grant of a security interest in such Assigned Agreement to the Collateral Agent pursuant to this Agreement.

(j) Such Grantor has no deposit accounts, other than the accounts, if any, described in the proviso in clause (a) of Section 6, the Pledged Deposit Accounts listed on Schedule II hereto and additional Pledged Deposit Accounts as to which such Grantor has complied with the applicable requirements of Section 6.

(k) Such Grantor is not a beneficiary or assignee under any letter of credit with an aggregate face amount in excess of $1,000,000, other than the letters of credit described in Schedule IX hereto and additional letters of credit as to which such Grantor has complied with the requirements of Section 14.

(l) This Agreement creates in favor of the Collateral Agent for the benefit of the Secured Parties a valid security interest in the Collateral granted by such Grantor, securing the payment of the Secured Obligations; all filings and other actions (including, without limitation, actions necessary to obtain control of Collateral as provided in Section 9-106 of the UCC, but excluding (w) the filing of financing statements under the UCC, which filings have been delivered to the Collateral Agent in proper form for filing, (x) the recordation of the Intellectual Property Security Agreement with the U.S. Patent and Trademark Office and the U.S. Copyright Office, (y) actions necessary to perfect the Collateral Agent’s security interest with respect to Collateral evidenced by a certificate of title and (z) the obtaining of control under Sections 9-104, 9-105 and 9-107 of the UCC) necessary to perfect the security interest in the Collateral granted by such Grantor have been duly made or taken and are in full force and effect; and (subject to the Liens permitted under the Credit Agreement) such security interest is first priority.

(m) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the grant by such Grantor of the security interest granted hereunder or for the execution, delivery or performance of this Agreement by such Grantor, (ii) the perfection or maintenance of the security interest created hereunder (including the first priority nature of such security interest subject only to the Liens permitted under the Credit Agreement), except for the filing of financing and continuation statements under the UCC, which financing statements have been delivered to the Collateral Agent for filing, the recordation of the Intellectual Property Security Agreements referred to in Section 11(f) with the U.S. Patent and Trademark Office and the U.S. Copyright Office, which Agreements have been delivered to the Collateral Agent for recordation, and the actions described in Section 5 with respect to the Security Collateral, which actions have been taken and are in full force and effect, or (iii) the exercise by the Collateral Agent of its voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with the disposition of any portion of the Security Collateral by laws affecting the offering and sale of securities generally.

(n) As to itself and its Intellectual Property Collateral:

(i) To the knowledge of such Grantor, the operation of such Grantor’s business as currently conducted and the use of the Intellectual Property Collateral in connection therewith do not infringe, misappropriate, dilute or otherwise violate the intellectual property rights of any third party.

(ii) Such Grantor is the exclusive owner of all right, title and interest in and to the items of Intellectual Property Collateral owned by such Grantor, and is entitled to use all Intellectual Property Collateral in the conduct of its business, subject, as applicable, to the terms of the IP Agreements.

(iii) The Intellectual Property Collateral set forth on Schedule IV hereto includes all of the patents, patent applications, domain names, trademark registrations and applications, copyright registrations and applications and material IP Agreements owned by such Grantor as of the date hereof.

(iv) The Intellectual Property Collateral has not been adjudged invalid or unenforceable in whole or part, and to such Grantor’s knowledge, is subsisting, valid and enforceable. Such Grantor is not aware of any uses of any item of Intellectual Property Collateral owned by such Grantor that could be expected to lead to such item becoming invalid or unenforceable.

(v) Where such Grantor has, in its reasonable business judgment, deemed the registration of items of Intellectual Property Collateral owned by such Grantor to be advisable, such Grantor has made or performed all filings, recordings and other acts and has paid all required fees and taxes necessary to obtain and maintain such registrations or issuance of applications or registration of such Intellectual Property Collateral, and to protect and maintain its interest therein including such filings with the U.S. Patent and Trademark Office, the U.S. Copyright Office, and such other corresponding national and international patent, trademark and copyright offices. Such Grantor has used proper statutory notice in connection with its use of each material patent, trademark and copyright in the Intellectual Property Collateral.

(vi) No claim, action, suit, investigation, litigation or proceeding against a Grantor has been asserted in writing or is pending or, to such Grantor’s knowledge, is threatened (i) based upon or challenging or seeking to deny or restrict such Grantor’s rights in or use of any of the Intellectual Property Collateral, (ii) alleging that such Grantor’s rights in or use of the Intellectual Property Collateral or that any services provided by, processes used by, or products manufactured or sold by, such Grantor infringe, misappropriate, dilute or otherwise violate any patent, trademark, copyright or any other proprietary right of any third party, or (iii) alleging that the Intellectual Property Collateral is being licensed or sublicensed in violation or contravention of the terms of any IP Agreement. To the knowledge of such Grantor, no Person is engaging in any activity that infringes, misappropriates, dilutes or otherwise violates the Intellectual Property Collateral or such Grantor’s rights in or use thereof. Except as set forth on Schedule IV hereto, such Grantor has not granted any license, release, covenant not to sue, non-assertion assurance, or other right to any Person with respect to any item of the Intellectual Property Collateral owned by such Grantor. The consummation of the transactions contemplated by the Transaction Documents will not result in the termination or impairment of any of the Intellectual Property Collateral.

(vii) With respect to each IP Agreement: (A) such IP Agreement is valid and binding and in full force and effect; (B) such IP Agreement will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the rights and interest granted herein, nor will the grant of such rights and interest constitute a breach or default under such IP Agreement or otherwise give any party thereto a right to terminate such IP Agreement; (C) such Grantor has not received any written notice of termination or cancellation under any material IP Agreement; (D) such Grantor has not received any written notice of a breach or default under such IP Agreement, which breach or default has not been cured; (E) such Grantor has not granted to any other third party any rights under such IP

Agreement except as permitted under such IP Agreement; and (F) neither such Grantor nor, to the knowledge of such Grantor, any other party to such IP Agreement is in breach or default thereof in any material respect, and no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under such IP Agreement.

(viii) To such Grantor’s knowledge, (A) none of the Trade Secrets of such Grantor has been used, divulged, disclosed or appropriated to the detriment of such Grantor for the benefit of any other Person other than such Grantor; (B) no employee, independent contractor or agent of such Grantor has misappropriated any trade secrets of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of such Grantor; and (C) no employee, independent contractor or agent of such Grantor is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of inventions agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of such Grantor’s Intellectual Property Collateral.

(ix) No Grantor or item of Intellectual Property Collateral owned by a Grantor is subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use of any Intellectual Property Collateral in the conduct of such Grantor’s business, or that would impair the validity or enforceability of Intellectual Property Collateral owned by such Grantor.

(o) Such Grantor has no commercial tort claims other than those listed in Schedule V hereto and additional commercial tort claims as to which such Grantor has complied with the requirements of Section 15.

Section 8. Further Assurances. (a) Each Grantor agrees that from time to time, at the expense of such Grantor, such Grantor will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be necessary, or that the Collateral Agent may reasonably request, in order to perfect and protect any pledge or security interest granted or purported to be granted by such Grantor hereunder or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral of such Grantor. Without limiting the generality of the foregoing, each Grantor will promptly with respect to Collateral of such Grantor: (i) if any such Collateral shall be evidenced by a promissory note or other instrument or chattel paper, deliver and pledge to the Collateral Agent hereunder such note or instrument or chattel paper duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Collateral Agent; (ii) file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary, or as the Collateral Agent may reasonably request, in order to perfect and preserve the security interest granted or purported to be granted by such Grantor hereunder; (iii) at the request of the Collateral Agent, take all action to ensure that the Collateral Agent’s security interest is noted on any certificate of title related to any Collateral evidenced by a certificate of title;

and (iv) deliver to the Collateral Agent evidence that all other actions that the Collateral Agent may deem reasonably necessary or desirable in order to perfect and protect the security interest granted or purported to be granted by such Grantor under this Agreement has been taken.

(b) Each Grantor hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, including, without limitation, one or more financing statements indicating that such financing statements cover all assets or all personal property (or words of similar effect) of such Grantor, regardless of whether any particular asset described in such financing statements falls within the scope of the UCC or the granting clause of this Agreement.

(c) Each Grantor will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral of such Grantor and such other reports in connection with such Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

Section 9. Insurance. (a) Each Grantor will, at its own expense, maintain insurance with respect to its Equipment and Inventory in accordance with Section 5.01(d) of the Credit Agreement. Each policy of each Grantor for liability insurance shall provide for all losses to be paid on behalf of the Collateral Agent and such Grantor as their interests may appear. Each such policy shall in addition (i) name such Grantor and the Collateral Agent as insured parties thereunder (without any representation or warranty by or obligation upon the Collateral Agent) as their interests may appear, (ii) provide that there shall be no recourse against the Collateral Agent for payment of premiums or other amounts with respect thereto and (iii) provide that at least 10 days’ prior written notice of cancellation or of lapse shall be given to the Collateral Agent by the insurer. Each Grantor will, if so requested by the Collateral Agent, deliver to the Collateral Agent original or duplicate policies of such insurance and, so long as no Event of Default shall have occurred and be continuing, not more than twice during any calendar year, a report of a reputable insurance broker with respect to such insurance. Further, each Grantor will, at the request of the Collateral Agent, duly execute and deliver instruments of assignment of such insurance policies to comply with the requirements of Section 8 and cause the insurers to acknowledge notice of such assignment.

(b) Reimbursement under any liability insurance maintained by any Grantor pursuant to this Section 9 may be paid directly to the Person who shall have incurred liability covered by such insurance.

(c) So long as no Event of Default shall have occurred and be continuing, all insurance payments received by the Collateral Agent in connection with any loss, damage or destruction of any Inventory or Equipment will be released by the Collateral Agent to the applicable Grantor for the repair, replacement or restoration thereof, subject to such terms and conditions with respect to the release thereof as the Collateral Agent may reasonably require. To the extent that the amount of any such insurance payments exceeds the cost of any such repair, replacement or restoration, the Collateral Agent will not be required to release the amount thereof to such Grantor and may hold or continue to hold such amount in the Collateral Account as additional security for the Secured Obligations of such Grantor. Upon the occurrence and during the continuance of any Event of Default or the actual or constructive total loss (in excess of $3,000,000 per occurrence) of any Equipment or Inventory, all insurance payments in respect of such Equipment or Inventory shall be paid to the Collateral Agent and shall, in the Collateral Agent’s sole discretion, (i) be released to the applicable Grantor to be applied as set forth in the first sentence of this subsection (c) or (ii) be held as additional Collateral hereunder or applied as specified in Section 20(b).

Section 10. Post-Closing Changes; Collections on Assigned Agreements, Receivables and Related Contracts. (a) No Grantor will change its name, type of organization, jurisdiction of organization, organizational identification number or location (as described under Section 9-307 of the UCC) from those set forth in Section 7(a) of this Agreement without first giving at least 20 days’ prior written notice to the Collateral Agent and taking all action reasonably required by the Collateral Agent for the purpose of perfecting or protecting the security interest granted by this Agreement. Each Grantor will hold and preserve, in all material respects, its records relating to the Collateral, including, without limitation, the Assigned Agreements and Related Contracts, and will permit representatives of the Collateral Agent at any time during normal business hours to inspect and, to the extent reasonable, make abstracts from such records and other documents; provided that unless (x) an Event of Default has occurred and is continuing or (y) the Administrative Agent reasonably believes an event has occurred that has a Material Adverse Effect, the Collateral agent may exercise inspection rights under this Section 10 not more than twice during any calendar year. If any Grantor does not have an organizational identification number and later obtains one, it will promptly notify the Collateral Agent of such organizational identification number.

(b) Except as otherwise provided in this subsection (b), each Grantor will continue to collect, at its own expense, all amounts due or to become due such Grantor under the Assigned Agreements, Receivables and Related Contracts. In connection with such collections, such Grantor may such action as such Grantor may deem necessary or advisable to enforce collection of the Assigned Agreements, Receivables and Related Contracts; provided, however, that the Collateral Agent shall have the right at any time, upon the occurrence and during the continuance of a Default and upon written notice to such Grantor of its intention to do so, to notify the Obligors under any Assigned Agreements, Receivables and Related Contracts of the assignment of such Assigned Agreements, Receivables and Related Contracts to the Collateral Agent and to direct such Obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent and, upon such notification and at the expense of such Grantor, to enforce collection of any such Assigned Agreements, Receivables and Related Contracts, to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done, and to otherwise exercise all rights with respect to such Assigned Agreements, Receivables and Related Contracts, including, without limitation, those set forth set forth in Section 9-607 of the UCC. After receipt by any Grantor of the notice from the Collateral Agent referred to in the proviso to the preceding sentence, (i) all amounts and proceeds (including, without limitation, instruments) received by such Grantor in respect of the Assigned Agreements, Receivables and Related Contracts of such Grantor shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary indorsement) to be deposited in the Collateral Account and either (A) released to such Grantor so long as no Event of Default shall have occurred and be continuing or (B) if any

Event of Default shall have occurred and be continuing, applied as provided in Section 20(b) and (ii) if an Event of Default shall have occurred and be continuing, such Grantor will not adjust, settle or compromise the amount or payment of any Receivable or amount due on any Assigned Agreement or Related Contract, release wholly or partly any Obligor thereof or allow any credit or discount thereon. No Grantor will permit or consent to the subordination of its right to payment under any of the Assigned Agreements, Receivables and Related Contracts to any other indebtedness or obligations of the Obligor thereof.

Section 11. As to Intellectual Property Collateral. (a) With respect to each item of Intellectual Property Collateral owned by a Grantor that is a patent, patent application, trademark registration, application for trademark registration, copyright registration or application for copyright registration, such Grantor agrees to take, at its expense, all steps that such Grantor in its reasonable business judgment deems necessary, including, without limitation, in the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authority, to (i) maintain the validity and enforceability of such Grantor-owned Intellectual Property Collateral and maintain such Intellectual Property Collateral in full force and effect, subject at all times to any statutory expiration date applicable to such Intellectual Property Collateral, and (ii) pursue the registration and maintenance of each such patent, trademark, or copyright registration or application for any of the foregoing, now or hereafter owned by such Grantor, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office or other governmental authorities, the filing of applications for renewal or extension, the filing of affidavits under Sections 8 and 15 of the U.S. Trademark Act, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings. No Grantor shall, without the written consent of the Collateral Agent, discontinue use of or otherwise abandon any Intellectual Property Collateral owned by such Grantor, or abandon any right to file an application for patent, trademark, or copyright, unless such Grantor shall have previously determined that such use or the pursuit or maintenance of such Intellectual Property Collateral is no longer desirable in the conduct of such Grantor’s business and that the loss thereof would not be reasonably likely to have a Material Adverse Effect, in which case, such Grantor will give notice of any such abandonment to the Collateral Agent.

(b) Each Grantor agrees promptly to notify the Collateral Agent if such Grantor becomes aware (i) that any item of the Intellectual Property Collateral owned by a Grantor may have become abandoned, placed in the public domain, invalid or unenforceable, or of any adverse determination or development regarding such Grantor’s ownership of any of the Intellectual Property Collateral or its right to register the same or to keep and maintain and enforce the same, where the loss, abandonment or invalidity of such Intellectual Property Collateral, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or (ii) of any adverse determination or the institution of any proceeding (including, without limitation, the institution of any proceeding in the U.S. Patent and Trademark Office or any court) regarding any material item of the Intellectual Property Collateral.

(c) In the event that any Grantor becomes aware that any item of the Intellectual Property Collateral owned by such Grantor is being infringed or misappropriated by a third party, such Grantor shall promptly notify the Collateral Agent and shall take such actions, at its expense, as such Grantor deems reasonable and appropriate under the circumstances to protect or enforce such Grantor-owned Intellectual Property Collateral, including, without limitation, suing for infringement or misappropriation and for an injunction against such infringement or misappropriation.

(d) Each Grantor shall use any statutorily-required notice in connection with its use of each item of Intellectual Property Collateral owned by such Grantor. No Grantor shall knowingly do or permit any act or knowingly omit to do any act whereby any of its owned Intellectual Property Collateral may lapse or become invalid or unenforceable or placed in the public domain, except with respect to any statutory expiration date applicable to such Intellectual Property Collateral.

(e) Each Grantor shall take all steps which it deems reasonable and appropriate under the circumstances to preserve and protect each item of Intellectual Property Collateral owned by such Grantor, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the quality of the products and services as of the date hereof, and taking all steps necessary to ensure that all licensed users of any of the Trademarks use such consistent standards of quality.

(f) With respect to its Intellectual Property Collateral, each Grantor agrees to execute or otherwise authenticate an agreement, in substantially the form set forth in Exhibit B hereto or otherwise in form and substance satisfactory to the Collateral Agent (an “Intellectual Property Security Agreement”), for recording the security interest granted hereunder to the Collateral Agent in such Intellectual Property Collateral with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authorities necessary to perfect the security interest hereunder in such Intellectual Property Collateral.

(g) Each Grantor agrees that should it obtain an ownership interest in any item of the type set forth in Section 1(g) that is not on the date hereof a part of the Intellectual Property Collateral (“After-Acquired Intellectual Property”) (i) the provisions of this Agreement shall automatically apply thereto, and (ii) any such After-Acquired Intellectual Property and, in the case of trademarks, the goodwill symbolized thereby, shall automatically become part of the Intellectual Property Collateral subject to the terms and conditions of this Agreement with respect thereto. At the end of each fiscal quarter of the Borrower, each Grantor shall give written notice to the Collateral Agent identifying the After-Acquired Intellectual Property acquired during such fiscal quarter, and such Grantor shall execute and deliver to the Collateral Agent with such written notice, or otherwise authenticate, an agreement substantially in the form of Exhibit C hereto or otherwise in form and substance satisfactory to the Collateral Agent (an “IP Security Agreement Supplement”) covering such After-Acquired Intellectual Property, which IP Security Agreement Supplement shall be recorded with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authorities necessary to perfect the security interest hereunder in such After-Acquired Intellectual Property.

Section 12. Voting Rights; Dividends; Etc. (a) So long as no Event of Default shall have occurred and be continuing:

(i) Each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Security Collateral of such Grantor or any part thereof for any purpose; provided however, that such Grantor will not exercise or refrain from exercising any such right if such action would have a material adverse effect on the value of the Security Collateral or any part thereof.

(ii) Each Grantor shall be entitled to receive and retain any and all dividends, interest and other distributions paid in respect of the Security Collateral of such Grantor if and to the extent that the payment thereof is not otherwise prohibited by the terms of the Loan Documents; provided, however, that any and all

(A) dividends, interest and other distributions paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Security Collateral,

(B) dividends and other distributions paid or payable in cash in respect of any Security Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid in surplus and

(C) cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Security Collateral shall be, and shall be forthwith delivered to the Collateral Agent to hold as, Security Collateral and shall, if received by such Grantor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of such Grantor and be forthwith delivered to the Collateral Agent as Security Collateral in the same form as so received (with any necessary indorsement).

(iii) The Collateral Agent will promptly execute and deliver (or cause to be executed and delivered) to each Grantor all such proxies and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends or interest payments that it is authorized to receive and retain pursuant to paragraph (ii) above.

(b) Upon the occurrence and during the continuance of an Event of Default:

(i) All rights of each Grantor (x) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 12(a)(i) shall, upon notice to such Grantor by the Collateral Agent, cease and (y) to receive the dividends, interest and other distributions that it would otherwise be authorized to receive and retain pursuant to Section 12(a)(ii) shall automatically cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Security Collateral such dividends, interest and other distributions.

(ii) All dividends, interest and other distributions that are received by any Grantor contrary to the provisions of paragraph (i) of this Section 12(b) shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent as Security Collateral in the same form as so received (with any necessary indorsement).

Section 13. As to the Assigned Agreements. (a) Each Grantor will at its expense perform and observe all terms and provisions of the Assigned Agreements to be performed or observed by it, maintain the Assigned Agreements to which it is a party in full force and effect, enforce the Assigned Agreements to which it is a party in accordance with the terms thereof and upon the occurrence and during the continuance of an Event of Default, take all such action to such end as may be requested by the Collateral Agent.

(b) Each Grantor agrees that it will not, except to the extent otherwise permitted under the Credit Agreement:

(i) cancel or terminate any Assigned Agreement to which it is a party or consent to or accept any cancellation or termination thereof; or

(ii) take any other action in connection with any such Assigned Agreement that would impair, in any material respect, the value of the interests or rights of such Grantor thereunder or that would impair, in any material respect, the interests or rights of any Secured Party.

(c) Each Grantor hereby consents on its behalf and on behalf of its Subsidiaries to the assignment and pledge to the Collateral Agent for benefit of the Secured Parties of each Assigned Agreement to which it is a party by any other Grantor hereunder.

(d) Each Grantor agrees, and has effectively so instructed each other party to each Assigned Agreement to which it is a party, that all payments due or to become due under or in connection with such Assigned Agreement will be made directly to a Pledged Deposit Account.

(e) All moneys received or collected pursuant to subsection (d) above shall be (i) released to the applicable Grantor so long as no Event of Default shall have occurred and be continuing or (ii) if any Event of Default shall have occurred and be continuing, applied as provided in Section 20(b).

Section 14. As to Letter-of-Credit Rights. (a) Each Grantor, by granting a security interest in its Receivables consisting of letter-of-credit rights to the Collateral Agent, intends to (and hereby does) assign to the Collateral Agent its rights (including its contingent rights) to the proceeds of all Related Contracts consisting of letters of credit of which it is or hereafter becomes a beneficiary or assignee. Each Grantor will promptly use commercially reasonable efforts to cause the issuer of each letter of credit and each nominated person (if any) with respect thereto to consent to such assignment of the proceeds thereof pursuant to a consent in form and substance reasonably satisfactory to the Collateral Agent and deliver written evidence of such consent to the Collateral Agent.

(b) Upon the occurrence and during the continuance of an Event of Default, each Grantor will, promptly upon request by the Collateral Agent, (i) notify (and such Grantor hereby authorizes the Collateral Agent to notify) the issuer and each nominated person with respect to each of the Related Contracts consisting of letters of credit that the proceeds thereof have been assigned to the Collateral Agent hereunder and any payments due or to become due in respect thereof are to be made directly to the Collateral Agent or its designee and (ii) arrange for the Collateral Agent to become the transferee beneficiary of letter of credit.

Section 15. Commercial Tort Claims. Each Grantor will promptly give notice to the Collateral Agent of any commercial tort claim that may arise after the date hereof and will immediately execute or otherwise authenticate a supplement to this Agreement, and otherwise take all necessary action, to subject such commercial tort claim to the first priority security interest created under this Agreement (subject to the Liens permitted under the Credit Agreement).

Section 16. Transfers and Other Liens; Additional Shares. (a) Each Grantor agrees that it will not (i) sell, assign or otherwise dispose of, or grant any option with respect to, any of the Collateral, other than sales, assignments and other dispositions of Collateral, and options relating to Collateral, permitted under the terms of the Credit Agreement, or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral of such Grantor except for the pledge, assignment and security interest created under this Agreement and Liens permitted under the Credit Agreement.

(b) Each Grantor agrees that it will (i)cause each issuer (or, in the case such issuer is not a Subsidiary of any Grantor, use commercially reasonably efforts to cause such issuer) of the Pledged Equity pledged by such Grantor not to issue any Equity Interests or other securities in addition to or in substitution for the Pledged Equity issued by such issuer, except to such Grantor, and (ii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional Equity Interests or other securities other than Excluded Portfolio Interests.

Section 17. Collateral Agent Appointed Attorney in Fact. Each Grantor hereby irrevocably appoints the Collateral Agent such Grantor’s attorney in fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time, upon the occurrence and during the continuance of a Default, in the Collateral Agent’s discretion, to take any action and to execute any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

(a) to obtain and adjust insurance required to be paid to the Collateral Agent pursuant to Section 9,

(b) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,

(c) to receive, indorse and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) or (b) above, and

(d) to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce compliance with the terms and conditions of any Assigned Agreement or the rights of the Collateral Agent with respect to any of the Collateral.

Section 18. Collateral Agent May Perform. If any Grantor fails to perform any agreement contained herein, the Collateral Agent may, but without any obligation to do so and without notice, itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by such Grantor under Section 21.

Section 19. The Collateral Agent’s Duties. (a) The powers conferred on the Collateral Agent hereunder are solely to protect the Secured Parties’ interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.

(b) Anything contained herein to the contrary notwithstanding, the Collateral Agent may from time to time, when the Collateral Agent deems it to be necessary, appoint one or more subagents (each a “Subagent”) for the Collateral Agent hereunder with respect to all or any part of the Collateral. In the event that the Collateral Agent so appoints any Subagent with respect to any Collateral, (i) the assignment and pledge of such Collateral and the security interest granted in such Collateral by each Grantor hereunder shall be deemed for purposes of this Security Agreement to have been made to such Subagent, in addition to the Collateral Agent, for the ratable benefit of the Secured Parties, as security for the Secured Obligations of such Grantor, (ii) such Subagent shall automatically be vested, in addition to the Collateral Agent, with all rights, powers, privileges, interests and remedies of the Collateral Agent hereunder with respect to such Collateral, and (iii) the term “Collateral Agent,” when used herein in relation to any rights, powers, privileges, interests and remedies of the Collateral Agent with respect to such Collateral, shall include such Subagent; provided, however, that no such Subagent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent.

Section 20. Remedies. If any Event of Default shall have occurred and be continuing:

(a) The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) and also may: (i) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent that is reasonably convenient to both parties; (ii) sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable; (iii) occupy any premises owned or leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; and (iv) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral, including, without limitation, (A) any and all rights of such Grantor to demand or otherwise require payment of any amount under, or performance of any provision of, the Assigned Agreements, the Receivables, the Related Contracts and the other Collateral, (B) withdraw, or cause or direct the withdrawal, of all funds with respect to the Account Collateral and (C) exercise all other rights and remedies with respect to the Assigned Agreements, the Receivables, the Related Contracts and the other Collateral, including, without limitation, those set forth in Section 9-607 of the UCC. Each Grantor agrees that at least ten days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b) Any cash held by or on behalf of the Collateral Agent and all cash proceeds received by or on behalf of the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Collateral Agent, be held by the Collateral Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Collateral Agent pursuant to Section 21) in whole or in part by the Collateral Agent for the ratable benefit of the Secured Parties against, all or any part of the Secured Obligations, in the following manner:

(i) first, paid to the Agents for any amounts then owing to the Agents pursuant to Section 9.04 of the Credit Agreement or otherwise under the Loan Documents, ratably in accordance with the amounts then owing to the Agents; and

(ii) second, ratably (A) paid to the Lender Parties and the Hedge Banks for any amounts then owing to them, in their capacities as such, under the Loan Documents and the Secured Hedge Agreements ratably in accordance with the amounts then owing to the Lender Parties and the Hedge Banks, provided that, for purposes of this Section 20, the amount owing to any Hedge Bank pursuant to any Secured Hedge Agreement to which it is a party (other than any amount theretofore accrued and unpaid) shall be deemed to be equal to the Agreement Value thereof and (B) deposited as Collateral in the Collateral Account up to an amount equal to 105% of the aggregate Available Amount of all outstanding Letters of Credit, provided that in the event that any such Letter of Credit is drawn, the Collateral Agent shall pay to the Issuing Bank that issued such Letter of Credit the amount held in the Collateral Account in respect of such Letter of Credit, and provided further that, to the extent that any such Letter of Credit shall expire or terminate undrawn and as a result thereof the amount of the Collateral in the Collateral Account shall exceed 105% of the aggregate Available Amount of all then outstanding Letters of Credit, such excess amount of such Collateral shall be applied in accordance with the remaining order of priority set out in this Section 20(b).

Any surplus of such cash or cash proceeds held by or on the behalf of the Collateral Agent and remaining after payment in full of all the Secured Obligations shall be paid over to the applicable Grantor or to whomsoever may be lawfully entitled to receive such surplus.

(c) All payments received by any Grantor under or in connection with any Assigned Agreement or otherwise in respect of the Collateral shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary indorsement).

(d) The Collateral Agent may, without notice to any Grantor except as required by law and at any time or from time to time, charge, set off and otherwise apply all or any part of the Secured Obligations against any funds held with respect to the Account Collateral or in any other deposit account.

(e) The Collateral Agent may send to each bank, securities intermediary or issuer party to any Deposit Account Control Agreement, Securities/Deposit Account Control Agreement, Securities Account Control Agreement or Uncertificated Security Control Agreement a “Notice of Exclusive Control” as defined in and under such Agreement.

(f) In the event of any sale or other disposition of any of the Intellectual Property Collateral of any Grantor, the goodwill symbolized by any Trademarks subject to such sale or other disposition shall be included therein, and such Grantor shall supply to the Collateral Agent or its designee such Grantor’s know-how and expertise, and documents and things relating to any Intellectual Property Collateral subject to such sale or other disposition, and such Grantor’s customer lists and other records and documents relating to such Intellectual Property Collateral and to the manufacture, distribution, advertising and sale of products and services of such Grantor.

Section 21. Indemnity and Expenses. (a) Each Grantor agrees to indemnify, defend and save and hold harmless each Secured Party and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or resulting from this Agreement (including, without limitation, enforcement of this Agreement and in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith), except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 21 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Grantor, its directors, shareholders or creditors, any Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the Transaction is consummated. Each Grantor also agrees not to assert any claim against any Secured Party or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to this Agreement.

(b) Each Grantor will upon demand pay to the Collateral Agent the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and expenses of its counsel and of any experts and agents, that the Collateral Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral of such Grantor, (iii) the exercise or enforcement of any of the rights of the Collateral Agent or the other Secured Parties hereunder or (iv) the failure by such Grantor to perform or observe any of the provisions hereof.

Section 22. Amendments; Waivers; Additional Grantors; Etc. (a) No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Collateral Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Collateral Agent or any other Secured Party to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

(b) Upon the execution and delivery by any Person of a security agreement supplement in substantially the form of Exhibit D hereto (each a “Security Agreement Supplement”), such Person shall be referred to as an “Additional Grantor” and shall be and become a Grantor hereunder, and each reference in this Agreement and the other Loan Documents to “Grantor” shall also mean and be a reference to such Additional Grantor, each reference in this Agreement and the other Loan Documents to the “Collateral” shall also mean and be a reference to the Collateral granted by such Additional Grantor and each reference in this Agreement to a Schedule shall also mean and be a reference to the schedules attached to such Security Agreement Supplement.

Section 23. Notices, Etc. All notices and other communications provided for hereunder shall be either (i) in writing (including telegraphic, telecopier or telex communication) and mailed, telegraphed, telecopied, telexed or otherwise delivered or (ii) by electronic mail (if electronic mail addresses are designated as provided below) confirmed immediately in writing, in the case of the Borrower or the Collateral Agent, addressed to it at its address specified in the Credit Agreement and, in the case of each Grantor other than the Borrower, addressed to it at its address set forth opposite such Grantor’s name on the signature pages hereto or on the signature page to the Security Agreement Supplement pursuant to which it became a party hereto; or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and other communications shall, when mailed, telegraphed, telecopied, telexed, sent by electronic mail or otherwise, be effective when deposited in the mails, delivered to the telegraph company, telecopied, confirmed by telex answerback, sent by electronic mail and confirmed in writing, or otherwise delivered (or confirmed by a signed receipt), respectively, addressed as aforesaid. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Security Agreement Supplement or Schedule hereto shall be effective as delivery of an original executed counterpart thereof.

Section 24. Continuing Security Interest; Assignments under the Credit Agreement. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Secured Obligations, (ii) the Termination Date and (iii) the termination or expiration of all Letters of Credit and all Secured Hedge Agreements, (b) be binding upon each Grantor, its successors and assigns and (c) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Secured Parties and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender Party may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and the Note or Notes, if any, held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender Party herein or otherwise, in each case as provided in Section 9.07 of the Credit Agreement.

Section 25. Release; Termination. (a) Upon any sale, lease, transfer or other disposition of any item of Collateral of any Grantor in accordance with the terms of the Loan Documents (other than sales of Inventory in the ordinary course of business), the Collateral Agent will, at such Grantor’s expense, execute and deliver to such Grantor such documents (including, without limitation, any UCC termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form)) as such Grantor shall reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted hereby; provided, however, that (i) at the time of such request and such release no Event of Default shall have occurred and be continuing, (ii) such Grantor shall have delivered to the Collateral Agent, at least five Business Days prior to the date of the proposed release, a written request for release describing the item of Collateral and the terms of the sale, lease, transfer or other disposition in reasonable detail, including, without limitation, the price thereof and any expenses in connection therewith, together with a form of release for execution by the Collateral Agent and a certificate of such Grantor to the effect that the transaction is in material compliance with the Loan Documents and (iii) the proceeds of any such sale, lease, transfer or other disposition required to be applied, or any payment to be made in connection therewith, in accordance with Section 2.06 of the Credit Agreement shall, to the extent so required, be paid or made to, or in accordance with the instructions of, the Collateral Agent when and as required under Section 2.06 of the Credit Agreement.

(b) Upon the latest of (i) the payment in full in cash of the Secured Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), (ii) the Termination Date and (iii) the termination or expiration of all Letters of Credit (unless such Letter of Credit has been collateralized on terms and conditions satisfactory to the applicable Issuing Bank) and all Secured Hedge Agreements, this Agreement (other than Section 21) and the pledge and security interest granted hereby shall terminate and all rights to the Collateral shall revert to the applicable Grantor. Upon any such termination, the Collateral Agent will, at the applicable Grantor’s expense, execute and deliver to such Grantor any UCC termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are necessary or desirable to such Grantor to release, as of record, any and all Liens and all notices of security interests and liens previously filed by Collateral Agent with respect to the Secured Obligations.

Section 26. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

Section 27. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 28. Conflict. If there is any conflict between any representation and warranty or covenant contained in this Agreement on the one hand and the terms of the Credit Agreement on the other hand, the terms of the Credit Agreement shall prevail.

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

COLLECT ACQUISITION CORP.

By	/s/ Daniel J. Selmonosky
Name:	Daniel J. Selmonosky
Title:	President and Treasurer

NCO FINANCIAL SYSTEMS, INC.

By	/s/ Michael J. Barrist
Name:	Michael J. Barrist
Title:	Chairman and President

Security Agreement

Address for Notices: 320 Park Avenue, 18th Floor New York, NY 10022	COLLECT HOLDINGS, INC.
	By	/s/ Michael J. Barrist
	Name:	Michael J. Barrist
	Title:	Chairman, President and CEO

Address for Notices: 507 Prudential Road Horsham, PA 19044	NCO GROUP, INC.
	By	/s/ Michael J. Barrist
	Name:	Michael J. Barrist
	Title:	Chairman, President and CEO

Address for Notices:	AC FINANCIAL SERVICES, INC.
1201 Market Street, Suite 800	ALW INVESTMENT COMPANY, INC.
Wilmington, DE 19801	FCA FUNDING, INC.
NCOCRM FUNDING, INC.
NCO FUNDING, INC.
NCO HOLDINGS, INC.
NCO PORTFOLIO MANAGEMENT, INC.
NCOP FINANCING, INC.
NCO GROUP INTERNATIONAL, INC.

	By	/s/ Gail Susan Ball
	Name:	Gail Ball
	Title:	Vice President and Treasurer of each of the above entities on behalf of each of the above entities

Address for Notices: 507 Prudential Road Horsham, PA 19044	RMH TELESERVICES ASIA PACIFIC, INC.
	By	/s/ Gail Susan Ball
	Name:	Gail Ball
	Title:	Vice President

Address for Notices:	NCOP NEVADA HOLDINGS, INC.
Hughes Center, Suite 170	NCOP/MARLIN, INC.
3763 Howard Hughes Parkway	NCOP STRATEGIC PARTNERSHIP, INC.
Las Vegas, NV 89109	NCOP I, INC.
NCOP II, INC.
NCOP III, INC.
NCOP IV, INC.
NCOP V, INC.
NCOP VI, INC.
NCOP VII, INC.
NCOP VIII, LLC

	By	/s/ Michael B. Meringolo
	Name:	Michael B. Meringolo
	Title:	Vice President and Assistant Secretary of each of the above entities on behalf of each of the above entities

Address for Notices: 1804 Washington Blvd., Dept. 200 Baltimore, MD 21230	NCOP SERVICES, INC.
	By	/s/ Michael B. Meringolo
	Name:	Michael B. Meringolo
	Title:	Vice President and Assistant Secretary

Address for Notices:	COMPASS INTERNATIONAL SERVICES CORPORATION
507 Prudential Road	NCO CUSTOMER MANAGEMENT, INC.
Horsham, PA 19044	NCO TELESERVICES, INC.

	By	/s/ Michael J. Barrist
	Name:	Michael J. Barrist
	Title:	CEO and President of each of the above entities on behalf of each of the above entities

Security Agreement

Address for Notices: 507 Prudential Road Horsham, PA 19044	JDR HOLDINGS, INC.
	By	/s/ Michael J. Barrist
	Name:	Michael J. Barrist
	Title:	President

Address for Notices: 5100 Peachtree Industrial Blvd. Norcross, GA 30071	NCO ACI HOLDINGS, INC.
	By	/s/ Michael J. Barrist
	Name:	Michael J. Barrist
	Title:	CEO and President

Address for Notices: 500 North Franklin Turnpike Ramsey, NJ 07446	COMPASS TELESERVICES, INC.
	By	/s/ Michael J. Barrist
	Name:	Michael J. Barrist
	Title:	President

Address for Notices: Hughes Center, Suite 170 3763 Howard Hughes Parkway	NCOP CAPITAL RESOURCE, LLC
Las Vegas, NV 89109	By	/s/ Michael J. Barrist
	Name:	Michael J. Barrist
	Title:	CEO and President

Address for Notices:	NCO SUPPORT SERVICES, LLC
507 Prudential Road Horsham, PA 19044	By:	NCO Financial Systems, Inc., as Sole Member

	By	/s/ Michael J. Barrist
	Name:	Michael J. Barrist
	Title:	Chairman and President

Address for Notices: 507 Prudential Road Horsham, PA 19044	FCA LEASING, INC.
	By	/s/ Robert DiSante
	Name:	Robert DiSante
	Title:	President

Security Agreement

Address for Notices: 5110 Peachtree Industrial Blvd. Norcross, GA 30071	ASSETCARE, INC.
	By	/s/ Joshua Gindin
	Name:	Joshua Gindin
	Title:	President and Secretary

Security Agreement

The undersigned hereby confirms that, as a result of its merger with Collect Acquisition Corp., it hereby assumes all of the rights and obligations of Collect Acquisition Corp. under this Agreement (in furtherance of, and not in lieu of, any assumption or deemed assumption by operation of law) and hereby agrees to be joined to this agreement as a Grantor.

NCO GROUP, INC.

By	/s/ Michael J. Barrist
Name:	Michael J. Barrist
Title:	Chairman, President and CEO

Security Agreement

The following schedules and exhibits are omitted. NCO Group, Inc. agrees to furnish supplementally a copy of such schedules and/or exhibits to the Securities and Exchange Commission upon request.

Schedules

Schedule I	—	Investment Property
Schedule II	—	Pledged Deposit Accounts
Schedule III	—	Assigned Agreements
Schedule IV	—	Intellectual Property
Schedule V	—	Commercial Tort Claims
Schedule VI	—	Location, Chief Executive Office, Type of Organization, Jurisdiction of Organization and Organizational Identification Number
Schedule VII	—	Changes in Name, Location, Etc.
Schedule VIII	—	Locations of Equipment and Inventory
Schedule IX	—	Letters of Credit

Exhibits

Exhibit A	—	Form of Consent and Agreement
Exhibit B	—	Form of Intellectual Property Security Agreement
Exhibit C	—	Form of Intellectual Property Security Agreement Supplement
Exhibit D	—	Form of Security Agreement Supplement

Security Agreement